Exhibit 99.1
Johnson Controls Announces Extension of Offer to Exchange Its Corporate Units;
No Change to Expiration of Offer to Exchange its Convertible Notes
     MILWAUKEE, Sept. 11, 2009 /PRNewswire/ — Johnson Controls, Inc. (NYSE: JCI) today announced that it is extending the expiration date for its offer to exchange its Equity Units (the “Equity Units”) in the form of Corporate Units (the “Corporate Units”) to 5:00 p.m., New York City time, on September 25, 2009, unless further extended or earlier terminated by the Company. The offer was scheduled to expire at 11:59 p.m., New York City time, on September 17, 2009. Settlement of the Corporate Units exchange offer will occur on September 30, 2009 after payment of the quarterly cash distributions on the Equity Units for the period ended September 30, 2009 has been made to persons that were holders of record of the Equity Units as of September 15, 2009. As a result, there will be no payment for accrued distributions for any period prior to September 30, 2009 associated with the Corporate Units exchange.
     The Company is not extending its offer to exchange its 6.50% Convertible Senior Notes due 2012, which will expire at 11:59 p.m., New York City time, on September 17, 2009, unless extended or earlier terminated by the Company.
     A registration statement relating to the common stock to be issued in the exchange offers has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock being offered in the exchange offers may not be sold nor may offers to exchange be accepted prior to the time that the registration statement related to the exchange offers becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
     BofA Merrill Lynch and Barclays Capital are acting as joint-lead dealer managers for the exchange offers and Citi is acting as co-dealer manager. Global Bondholder Services Corporation is acting as information and exchange agent for the exchange offers. Copies of the registration statement, exchange offer prospectus, letter of transmittal and other materials related to the exchange offers may be obtained at no charge from the information and exchange agent at 212-430-3774 or 866-389-1500 (toll-free) or from the Securities and Exchange Commission’s Web site at www.sec.gov. Information concerning the terms of the exchange offers may be obtained by contacting BofA Merrill Lynch at (646) 855-3401 or (888) 292-0070 (toll-free), attention Debt Advisory Services, or Barclays Capital at 212-528-7581 or 800-438-3242 (toll-free), attention Liability Management Group. Information concerning the mechanics of the exchange offers may be obtained by contacting the information and exchange agent at the telephone number provided above. The materials related to the exchange offers contain important information that should be read carefully before any decision is made with respect to the exchange offers.
     About Johnson Controls
     Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of

140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/. Johnson Controls’ common stock and the Corporate Units are listed on the New York Stock Exchange under the symbols “JCI” and “JCI PrZ,” respectively.
     SOURCE Johnson Controls, Inc.